Exhibit 99.1

Citizens Financial Corp.’s earnings for the first quarter of 2007 were $529,000 compared to $570,000 in the first quarter of 2006.  The decrease in earnings from 2006 to 2007 was primarily the result of increased interest expense on certificates of deposit.  On a per share basis year-to-date earnings were $0.29 for 2007 and $0.31 for 2006.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.